News From

Walgreen Co. Corporate Communications    ●  200 Wilmot Road    ●    Deerfield, Ill. 60015    ●    (847) 914-2500

Media Contact: Tiffani Washington, 847-914-2925
Investor Contact: Rick Hans, CFA, 847-914-2385
FOR IMMEDIATE RELEASE	INTERNET: http://www.walgreens.com

WALGREEN CO. REPORTS THIRD QUARTER 2009 EARNINGS PER SHARE OF
53 CENTS; RESULTS INCLUDE 6 CENTS PER SHARE OF RESTRUCTURING COSTS

•	Third quarter sales up 8.0 percent to record $16.2 billion
•	Cash flow from operations for the quarter increases 54 percent over last year’s quarter to $1.5 billion

DEERFIELD, Ill., June 22, 2009 – Walgreens (NYSE, NASDAQ: WAG) today announced earnings and sales results for the third quarter of fiscal year 2009.

Net earnings for the quarter ending May 31 were $522 million or 53 cents per share (diluted), including an impact of 6 cents in costs and 6 cents in savings associated with the company’s Rewiring for Growth and Customer Centric Retailing (CCR) initiatives. This reflects an 8.8 percent decrease from $572 million or 58 cents per share (diluted) in the same quarter a year ago.

Net earnings for the first nine months of fiscal 2009 were $1.57 billion or $1.58 per share (diluted), including an impact of 13 cents in costs and 9 cents in savings associated with the Rewiring for Growth and CCR initiatives. This reflects an 8.4 percent decrease from last year’s $1.71 billion or $1.72 per share (diluted).

Cash flow from operations for the quarter increased 54 percent over last year’s quarter to $1.5 billion, driven in large part by improved inventory management. “We’re generating strong cash flow despite the ongoing challenging economic climate,” said Walgreens President and CEO Gregory D. Wasson. “Our cash performance is a direct result of our strategies creating a virtuous circle that allows us to invest back into those strategies and deliver value to shareholders.”

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Third quarter sales increased 8.0 percent from the prior-year quarter to a record $16.2 billion, and grew 7.2 percent to $47.6 billion for the first nine months. Total sales in comparable stores (those open at least a year) increased 2.8 percent in the quarter, while comparable store front-end sales increased 0.9 percent.

Prescription sales, which accounted for 65.6 percent of sales in the quarter, climbed 8.2 percent, while prescription sales in comparable stores increased 3.8 percent. Walgreens filled 8.3 percent more prescriptions in this year’s third quarter versus the year-ago quarter. That includes a benefit of 1.4 percentage points due to more patients filling 90-day prescriptions, which are counted as three 30-day prescriptions. The company exceeded by 5.7 percentage points the industry-wide growth rate, excluding Walgreens, as reported by IMS.

Selling, general and administrative expense dollars in the third quarter increased 8.4 percent over the year-ago period, including 1.0 percentage point for Rewiring for Growth costs. The company opened 162 new drugstores in the quarter compared with 45 in this year’s second quarter and 122 in the year-ago quarter. Total expenses were partially offset by tight controls on store salaries and expenses.

Gross profit margins decreased 0.8 percentage points from the prior-year quarter to 27.5 as a percent of sales. Negatively impacting margins were front-end product mix including LIFO, non-retail businesses and CCR markdowns. Helping overall margins were an increase in pharmacy margins as a result of the impact of generic drug sales.

During the quarter Walgreens rolled out its new CCR format to 35 pilot stores, which are performing ahead of plan. In addition, optimized assortment resets were completed for nearly 40 product categories nationwide.

The Rewiring for Growth initiative is on pace to reach $1 billion in annual cost reductions and productivity gains beginning in 2011.

“We’re executing on our key initiatives,” said Wasson, “and we’re encouraged by early results on several recently launched programs, including our CCR and Rewire initiatives.”

Among other quarter highlights, the company acquired 40 drugstores, including 29 Drug Fair stores in central and western New Jersey and eight Rite Aid locations in San Francisco and eastern Idaho. It also acquired the home infusion and respiratory therapy operations of Pennsylvania-based Air Products Healthcare.

“Our priority remains driving long-term growth through prudent investments in our core and emerging businesses,” said Wasson. “We are well positioned to emerge from the current recession even stronger than we entered it.”

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At May 31, Walgreens operated 7,361 locations in 49 states, the District of Columbia, Puerto Rico and Guam. That includes 6,857 drugstores, as well as worksite health and wellness centers, home care facilities and specialty, institutional and mail service pharmacies. Its Take Care Health Systems subsidiary manages 716 in-store convenient care clinics and worksite health and wellness centers.

Walgreens will hold a one-hour conference call to discuss the quarter’s results beginning at 8:30 a.m. Eastern time today, June 22. The conference call will be webcast through Walgreens investor relations Web site at: http://investor.walgreens.com. This webcast will be archived on the site for 12 months after the call.

A replay of the conference call also will be available from 11:30 a.m. Eastern time, June 22, through June 29. The replay can be accessed at http://investor.walgreens.com or by calling 888-203-1112 within the U.S. and Canada, or 719-457-0820 outside the U.S. and Canada, using replay code 6229674.

This news release may contain forward-looking statements that involve risks and uncertainties.  The following factors could cause results to differ materially from management expectations as projected in such forward-looking statements: seasonal variations, competition, risks of new business areas, the availability and cost of real estate and construction, and changes in federal or state legislation or regulations.  Investors are referred to the “Cautionary Note Regarding Forward-Looking Statements” in the Company’s most recent Form 10-K, which Note is incorporated into this news release by reference.

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WALGREEN CO. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS
(UNAUDITED)
(In Millions, Except Per Share Amounts)

	Three Months Ended		Nine Months Ended
	May 31,	May 31,	May 31,	May 31,
	2009	2008	2009	2008

Net sales	$16,210	$15,015	$47,632	$44,437

Cost of sales (1)	11,751	10,770	34,365	31,829
Gross Profit	4,459	4,245	13,267	12,608
Selling, general and administrative expenses	3,613	3,331	10,722	9,878
Operating Income	846	914	2,545	2,730

Interest expense, net	25	2	60	4

Earnings Before Income Tax Provision	821	912	2,485	2,726
Income tax provision	299	340	915	1,012
Net Earnings	$522	$572	$1,570	$1,714
Net earnings per common share:
Basic	$.53	$.58	$1.59	$1.73
Diluted	$.53	$.58	$1.58	$1.72

Dividends declared	$.1125	$.0950	$.3375	$.2850

Average shares outstanding	992.0	990.2	989.6	990.9
Dilutive effect of stock options	1.0	3.8	1.4	5.2
Average shares outstanding assuming dilution	993.0	994.0	991.0	996.1

	Percent to Sales

Net sales	100.0%	100.0%	100.0%	100.0%

Cost of sales	72.5	71.7	72.1	71.6
Gross margin	27.5	28.3	27.9	28.4
Selling, general and administrative expenses	22.3	22.2	22.6	22.3

Interest expense, net	.1	-	.1	-

Earnings before income tax provision	5.1	6.1	5.2	6.1
Income tax provision	1.9	2.3	1.9	2.2
Net earnings	3.2%	3.8%	3.3%	3.9%

(1)	Fiscal 2009 third quarter includes a LIFO provision of $32 million versus $16 million in the previous year.
Fiscal 2009 nine months includes a LIFO provision of $124 million versus $74 million in the previous year.

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WALGREEN CO. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(UNAUDITED AND SUBJECT TO RECLASSIFICATION)
(In Millions)

	May 31,	May 31,
	2009	2008
Assets
Current Assets:
Cash and cash equivalents	$2,300	$472
Short-term investments	100	-
Accounts receivable, net	2,797	2,395
Inventories	6,891	7,064
Other current assets	164	253
Total Current Assets	12,252	10,184
Non-Current Assets:
Property and Equipment, at cost, less accumulated depreciation and amortization	10,595	9,311
Goodwill	1,463	1,418
Other non-current assets	833	675
Total Non-Current Assets	12,891	11,404
Total Assets	$25,143	$21,588
Liabilities and Shareholders' Equity
Current Liabilities:
Short-term borrowings	$10	$1,145
Trade accounts payable	4,599	4,173
Accrued expenses and other liabilities	2,312	2,161
Income taxes	52	23
Total Current Liabilities	6,973	7,502
Non-Current Liabilities:
Long-term debt	2,338	19
Deferred income taxes	316	150
Other non-current liabilities	1,329	1,382
Total Non-Current Liabilities	3,983	1,551

Shareholders' Equity	14,187	12,535

Total Liabilities and Shareholders' Equity	$25,143	$21,588

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WALGREEN CO. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED AND SUBJECT TO RECLASSIFICATION)
(In Millions)

	Nine Months Ended
	May 31,	May 31,
	2009	2008

Cash flows from operating activities:
Net earnings	$1,570	$1,714
Adjustments to reconcile net earnings to net cash provided by operating activities -
Depreciation and amortization	741	608
Deferred income taxes	253	(59)
Stock compensation expense	67	56
Income tax savings from employee stock plans	-	1
Other	9	7
Changes in operating assets and liabilities -
Accounts receivable, net	(298)	(273)
Inventories	426	(233)
Other assets	-	(20)
Trade accounts payable	303	430
Accrued expenses and other liabilities	55	43
Income taxes	116	167
Other non-current liabilities	17	50
Net cash provided by operating activities	3,259	2,491

Cash flows from investing activities:
Purchases of short-term investments – held to maturity	(1,400)	-
Proceeds from sale of short-term investments – held to maturity	1,300	-
Additions to property and equipment	(1,534)	(1,653)
Proceeds from sale of assets	35	14
Business and intangible asset acquisitions, net of cash received	(348)	(527)
Net proceeds from corporate-owned life insurance policies	11	12
Net cash used for investing activities	(1,936)	(2,154)

Cash flows from financing activities:
Net payments from short-term borrowings	(70)	263
Net proceeds from issuance of long-term debt	987	-
Payments of debt	-	(29)
Stock purchases	(140)	(220)
Proceeds related to employee stock plans	106	161
Cash dividends paid	(334)	(283)
Other	(15)	(12)
Net cash provided (used) for financing activities	534	(120)

Changes in cash and cash equivalents:
Net increase in cash and cash equivalents	1,857	217
Cash and cash equivalents at beginning of year	443	255
Cash and cash equivalents at end of period	$2,300	$472

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